Product Supplement No. FX MITTS-2 (To Prospectus dated August 31, 2010 and Series A Prospectus Supplement dated May 27, 2011) March 6, 2013	Filed Pursuant to Rule 424(b)(2) File Number 333-169119

Currency Market Index Target-Term Securities® “Currency MITTS®”

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Currency MITTS are unsecured senior notes issued by Barclays Bank PLC. Subject to our credit risk, we will pay at maturity 100% of the principal amount of the Currency MITTS. You must be willing to lose up to the percentage of your investment indicated in the applicable term sheet if your Currency MITTS provide for the possibility of a payment at maturity that is less than 100% of the principal amount.

•	Unless otherwise specified in the applicable term sheet, we will not pay interest on Currency MITTS.

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This product supplement describes the general terms of Currency MITTS and the general manner in which they may be offered and sold. For each offering of Currency MITTS, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering. The term sheet will identify any additions or changes to the terms specified in this product supplement.

•	The term sheet will also identify the underlying “Exchange Rate Measure,” which will be one or more currency exchange rates.

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At maturity, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the Exchange Rate Measure. The return on your Currency MITTS will be based upon the change in the value of the Exchange Rate Measure from the Starting Value (as defined below) to a Settlement Value (as defined below). Depending upon the terms of your Currency MITTS, the Settlement Value will either represent (a) the value of the Exchange Rate Measure on a calculation day (as defined below) or (b) the average value of the Exchange Rate Measure on specified Averaging Dates (as defined below) over the term of your Currency MITTS.

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In no case will you receive a Redemption Amount that is less than a minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than, equal to, or greater than, the Original Offering Price (as defined below), as specified in the applicable term sheet.

•	Unless the applicable term sheet provides otherwise:

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If the Settlement Value is greater than the Starting Value, then you will receive at maturity a Redemption Amount per unit equal to the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) the Base Value (as defined below) per unit and (ii) the product of the Original Offering Price, the Participation Rate (as defined below) and the percentage increase of the Exchange Rate Measure from the Starting Value to the Settlement Value. If specified in the applicable term sheet, the Redemption Amount will not exceed a specified cap (the “Capped Value”).

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If the Settlement Value is less than or equal to the Starting Value, then you will receive at maturity a Redemption Amount per unit equal to the greater of (a) the Minimum Redemption Amount and (b)(i) the Base Value per unit minus (ii) the Original Offering Price multiplied by the percentage decrease of the Exchange Rate Measure.

•	The Base Value will be a dollar value per unit, and may be less than, equal to, or greater than the Original Offering Price.

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Currency MITTS will be issued in denominations of whole units. Each unit will have a public offering price as set forth in the applicable term sheet (the “Original Offering Price”). The term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, your Currency MITTS will not be listed on a securities exchange or quotation system.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer Currency MITTS.

Currency MITTS are unsecured and are not deposit liabilities of Barclays Bank PLC. Currency MITTS are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. The Currency MITTS involve investment risks. Potential purchasers of Currency MITTS should consider the information in “Risk Factors” beginning on page S-10 of this product supplement and page S-6 of the accompanying Series A prospectus supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

Market Index Target-Term Securities® and MITTS® are registered service marks of Bank of America Corporation, MLPF&S’s parent corporation.

SUMMARY

This product supplement relates only to Currency MITTS and does not relate to any currency that comprises the Exchange Rate Measure described in any term sheet. This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand Currency MITTS. You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your Currency MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any Currency MITTS. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in Currency MITTS, to determine whether an investment in Currency MITTS is appropriate for you. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any Currency MITTS.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement and prospectus, as well as the applicable term sheet. You should rely only on the information contained in those documents. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any agent is making an offer to sell Currency MITTS in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays Bank PLC.

What are Currency MITTS?

Currency MITTS are senior unsecured debt securities issued by Barclays Bank PLC, and are not guaranteed or insured by the FDIC or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction. Currency MITTS will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on Currency MITTS, including any repayment of principal, will be subject to our credit risk. Each series of Currency MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem Currency MITTS at any earlier date. Unless otherwise specified in the applicable term sheet, we will not make any payments on Currency MITTS until maturity.

Currency MITTS obligate the issuer, subject to our credit risk, to repay all or most of the principal amount at maturity, and are designed for investors who want exposure to a specific Exchange Rate Measure and who anticipate that the value of the Exchange Rate Measure will increase from the Starting Value to the Settlement Value, as described below.

Investors in Currency MITTS must be willing to forgo interest payments on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities. If a Capped Value is specified in the applicable term sheet, investors must be willing to accept a return that will not exceed the return represented by the Capped Value. If your Currency MITTS provide for the possibility of a payment at maturity that is less than 100% of the principal amount, you must be willing to bear the risk of loss of some of your investment.

Are Currency MITTS equity or debt securities?

Currency MITTS are our senior debt securities, and are not secured by collateral. However, Currency MITTS will differ from traditional debt securities in that their return is linked to the performance of the underlying Exchange Rate Measure, and you will not receive interest payments unless otherwise specified in the applicable term sheet.

Unless otherwise indicated in the applicable term sheet, we will be obligated to pay 100% of the principal amount of the Currency MITTS at maturity. If so specified in the applicable term sheet, you may receive an amount that is less than the Original Offering Price. We describe below how this amount is determined. Any payment to be made on the Currency MITTS, including payment of any principal amount at maturity, depends on our ability to satisfy our obligations as they become due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your Currency MITTS.

Is it possible for you to lose some of your investment in Currency MITTS?

Unless otherwise specified in the applicable term sheet, we will be obligated to pay 100% of the principal amount of the Currency MITTS at maturity, subject to our ability to satisfy our obligations. Any payment to be made on the Currency MITTS, including payment of any principal amount at maturity, depends on our ability to satisfy our obligations as they become due and is not guaranteed by any third party. In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your Currency MITTS. If the applicable term sheet provides that your Currency MITTS can pay less than 100% of their principal amount at maturity, then the Minimum Redemption Amount for your Currency MITTS can be less than the Original Offering Price and you must be willing to lose up to the percentage of your investment specified in the applicable term sheet.

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If the applicable term sheet provides that your Currency MITTS can pay less than 100% of their principal amount at maturity, and if the Base Value is equal to the Original Offering Price, then you may lose up to the percentage of your investment indicated in the applicable term sheet if the Settlement Value is less than the Starting Value, as described more fully below.

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If the applicable term sheet provides that your Currency MITTS can pay less than 100% of their principal amount at maturity, and if the Base Value is greater than the Original Offering Price, then you may lose up to the percentage of your investment indicated in the applicable term sheet if the Settlement Value decreases from the Starting Value by a greater percentage than the percentage difference between the Base Value and the Original Offering Price, as described more fully below.

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If the applicable term sheet provides that your Currency MITTS can pay less than 100% of their principal amount at maturity, and if the Base Value is less than the Original Offering Price, then you may lose up to the percentage of your investment indicated in the applicable term sheet if the Settlement Value does not increase enough to overcome the difference between the Base Value and the Original Offering Price, as described more fully below.

The amount of your loss in each case will depend on the magnitude of the change in the value of the Exchange Rate Measure from the Starting Value to the Settlement Value, and the terms of your Currency MITTS.

Further, if you are able to sell your Currency MITTS prior to maturity, you may find that the market value per Currency MITTS is less than the Original Offering Price.

What is the Exchange Rate Measure?

The Exchange Rate Measure will consist of one or more currency exchange rates that will be specified in the applicable term sheet. Each exchange rate will be expressed as the number of units of one currency (an “underlying currency”) for which one unit of another currency (the “base currency”) can be exchanged. The Exchange Rate Measure may consist of a group, or “Basket,” of currency exchange rates. The Exchange Rate Measure will not change during the term of Currency MITTS, except as described in “Description of Currency MITTS—Successor Currencies” below.

Each term sheet will set forth information as to the historical values of the applicable Exchange Rate Measure. However, historical values of the Exchange Rate Measure are not indicative of the future performance of the Exchange Rate Measure or the performance of your Currency MITTS.

How is the Redemption Amount calculated?

At maturity, subject to our credit risk as issuer of Currency MITTS, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of Currency MITTS that you hold, denominated in U.S. dollars. Unless the applicable term sheet provides otherwise, the Redemption Amount will be calculated as follows:

•	If the Settlement Value is greater than the Starting Value, then the Redemption Amount will equal the greater of:

(i) Minimum Redemption Amount; and

•	If the Settlement Value is equal to or less than the Starting Value, then the Redemption Amount will equal the greater of:

(i) Minimum Redemption Amount; and

If your Currency MITTS are linked to a single exchange rate, the Redemption Amount may be calculated as described in “Description of Currency MITTS—The Starting Value and the Settlement Value—Settlement Value—Currency MITTS Based on an Ending Value Calculation and a Single Exchange Rate.”

If the Exchange Rate Measure consists of more than one exchange rate, in order to determine the Redemption Amount, we may assign those exchange rates an equal Exchange Rate Weighting (as defined below), or we may assign them an unequal Exchange Rate Weighting. Each Exchange Rate Weighting represents a percentage of the Starting Value on the pricing date. As may be set forth in an applicable term sheet, your Currency MITTS also may be linked to the highest performing of (the “best-of”) two or more exchange rates or sets of exchange rates, and the Redemption Amount of your Currency MITTS may be determined by comparison of those exchange rates or sets of exchange rates.

Each of the “Minimum Redemption Amount” and the “Base Value” will be a dollar value per unit set forth in the applicable term sheet, each of which may be less than, equal to, or greater than, the Original Offering Price.

The “Participation Rate” represents the extent to which the upside performance of Currency MITTS is affected by the upside performance of the Exchange Rate Measure. The Participation Rate may be less than, equal to, or greater than 100%. Unless otherwise set forth in the applicable term sheet, the Participation Rate will be 100%, such that the upside performance of Currency MITTS will not be leveraged.

In no event will the Redemption Amount be less than the Minimum Redemption Amount. If the applicable term sheet provides that your Currency MITTS can pay less than 100% of their principal amount at maturity, you may receive a Redemption Amount that is less than the Original Offering Price of your Currency MITTS. Further, if a “Capped Value” is described in the applicable term sheet, then in no event will the Redemption Amount for each unit exceed the Capped Value. We will determine the applicable Capped Value, if any, and/or the Participation Rate on the pricing date of each series of Currency MITTS, and will specify these terms in the applicable term sheet.

How will the Starting Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” of the Exchange Rate Measure will be set to 100 on the pricing date.

How will the Settlement Value be determined?

Unless otherwise specified in the applicable term sheet, the “Settlement Value” may be determined in one of the following ways:

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the Settlement Value may be determined based upon the value of the Exchange Rate Measure on the calculation day (as defined below) shortly before the maturity date of your Currency MITTS (an “Ending Value” calculation); or

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the Settlement Value may be determined based upon the average value of the Exchange Rate Measure over a specified number of Averaging Dates (as defined below) over the term of your Currency MITTS (an “Average Value” calculation).

The applicable term sheet will specify whether the Settlement Value for your Currency MITTS will be determined on the basis of an Ending Value calculation or an Average Value calculation. If your Currency MITTS are based on an Ending Value calculation, your term sheet may refer to the Settlement Value as the “Ending Value.” If your Currency MITTS are based on an Average Value calculation, your term sheet may refer to the Settlement Value as the “Average Value.”

Unless otherwise specified in the applicable term sheet, the value of an Exchange Rate Measure on the calculation day or an Averaging Date, as applicable, will be (i) 100 plus (ii) the sum of (a) 100 times (b) the Weighted Return (as defined below) for each applicable exchange rate.

Unless otherwise set forth in the applicable term sheet, the value of the Exchange Rate Measure will increase as the sum of the Weighted Returns increases, and will decrease as the sum of the Weighted Returns decreases.

Unless otherwise set forth in the applicable term sheet, the “Weighted Return” with respect to each applicable exchange rate will be determined by the calculation agent (as defined below) using one of the formulas set forth in the section entitled “Description of Currency MITTS—The Starting Value and the Settlement Value—Settlement Value.” These formulas compare the applicable exchange rate or exchange rates as of the calculation day to a time on or around the pricing date, as set forth in the applicable term sheet.

The “calculation day” will be a business day, a Currency Business Day (each as defined below), or a day that is both a business day and a Currency Business Day, as specified in the applicable term sheet. The calculation day will occur shortly before the maturity date.

How will each exchange rate be determined?

Each exchange rate will be determined by the calculation agent in the manner specified in the applicable term sheet. Please see the section “Description of Currency MITTS—The Starting Value and the Settlement Value” for additional information.

Is the return on Currency MITTS limited in any way?

Yes, if the applicable term sheet for your Currency MITTS provides for a Capped Value. In such event, your investment return, if any, is limited to the return represented by that Capped Value. Your participation in any upside potential of the applicable Exchange Rate Measure will also be impacted by the Participation Rate. Each term sheet will set forth examples of hypothetical Settlement Values, and the impact of the Participation Rate and the Capped Value, if any.

Who will determine the Redemption Amount?

The calculation agent will make all determinations associated with Currency MITTS, such as determining the Weighted Returns, the Settlement Value, and the Redemption Amount. We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates (including Merrill Lynch Capital Services, Inc. (“MLCS”)) to act as the calculation agent for Currency MITTS. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. See the section entitled “Description of Currency MITTS—Role of the Calculation Agent.”

Will you have the right to receive the currencies that are represented by the Exchange Rate Measure?

No. You will have no right to receive any of the currencies that are represented by the Exchange Rate Measure as a result of an investment in Currency MITTS. Currency MITTS will be denominated in U.S. dollars and the Redemption Amount will be payable only in U.S. dollars.

Who are the agents for Currency MITTS?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of Currency MITTS and will receive an underwriting discount based on the number of units of Currency MITTS sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the Currency MITTS, and you should not rely upon this product supplement, prospectus supplement or prospectus or any term sheet as investment advice or a recommendation to purchase Currency MITTS. You should make your own investment decision regarding Currency MITTS after consulting with your legal, tax, and other advisors.

How are Currency MITTS being offered?

We have registered Currency MITTS with the SEC in the United States. However, we will not register Currency MITTS for public distribution in any jurisdiction other than the United States. The agents may solicit offers to purchase Currency MITTS from non-U.S. investors only in reliance on available private placement exemptions. See also the section entitled “Plan of Distribution” in the prospectus supplement.

How are Currency MITTS treated for U.S. federal income tax purposes?

Except as otherwise provided in the applicable term sheet, we intend to treat Currency MITTS as contingent payment debt instruments for U.S. federal income tax purposes, and the discussion herein assumes that your Currency MITTS will be so treated.

In the opinion of our counsel, Sullivan & Cromwell LLP, Currency MITTS with a maturity of more than one year should be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of such Currency MITTS over their term based on the comparable yield for the Currency MITTS and pay tax accordingly, even though the comparable yield may exceed the rate at which interest, if any, is actually paid on the Currency MITTS. This comparable yield is determined solely to calculate the amount on which holders of such Currency MITTS will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain that a holder may recognize upon the sale or maturity of such Currency MITTS will be taxed as ordinary income. If you are a secondary purchaser of such Currency MITTS, the tax consequences to you may be different.

For a further discussion, please review the section entitled “Material U.S. Federal Income Tax Considerations” below.

Will Currency MITTS be listed on an exchange?

Unless otherwise specified the applicable term sheet, your Currency MITTS will not be listed on a securities exchange or quotation system.

Does ERISA impose any limitations on purchases of Currency MITTS?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of Currency MITTS unless that plan or entity has determined that its purchase, holding, or disposition of Currency MITTS will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing Currency MITTS will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in Currency MITTS is subject to risk. Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement and page S-5 of the prospectus supplement. If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any Currency MITTS.

RISK FACTORS

Your investment in Currency MITTS entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase Currency MITTS should be made only after carefully considering the risks of an investment in Currency MITTS, including those discussed below, with your advisors in light of your particular circumstances. Currency MITTS are not an appropriate investment for you if you are not knowledgeable about significant elements of Currency MITTS or financial matters in general.

General Risks Relating to Currency MITTS

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the Original Offering Price, then your investment may result in a loss. We will not repay you a fixed amount on your Currency MITTS at maturity. Instead, the Redemption Amount will depend on the direction of and percentage change in the value of the Exchange Rate Measure to which your Currency MITTS are linked. You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in the Currency MITTS is appropriate in light of the amount of your investment that you are prepared to place at risk.

If the Settlement Value is less than the Starting Value, and if the Minimum Redemption Amount is less than the Original Offering Price, your investment will result in a loss, unless the Base Value exceeds the Original Offering Price by an amount sufficient to overcome the decrease in the value of the Exchange Rate Measure from the Starting Value to the Settlement Value.

Further, if the Base Value and the Minimum Redemption Amount are each less than the Original Offering Price, your investment may result in a loss if the Settlement Value is not sufficiently greater than the Starting Value to overcome the difference between the Base Value and the Original Offering Price.

Your return on the Currency MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. Unless otherwise specified in the applicable term sheet, there will be no periodic interest payments on Currency MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Even if the Minimum Redemption Amount is greater than the Original Offering Price, any yield that you receive on Currency MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in Currency MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

If specified in the applicable term sheet, your return, if any, is limited to the return represented by the Capped Value. Although any positive return on Currency MITTS is based on the increase in the value of the Exchange Rate Measure, in no event will you receive a Redemption Amount greater than the Capped Value, if applicable. In other words, your opportunity to participate in possible increases in the value of the Exchange Rate Measure through an investment in Currency MITTS is limited to the return represented by the Capped Value that may be set forth in the applicable term sheet. In contrast, a direct investment in the Exchange Rate Measure or the relevant currencies would allow you to receive the full benefit of any appreciation in the value of the applicable exchange rates.

Payments on Currency MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of Currency MITTS. Currency MITTS are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date. This will be the case even if the value of the Exchange Rate Measure increases after the pricing date. No assurance can be given as to what our financial condition will be on the maturity date. If we default upon our obligations, you may not receive the Redemption Amount payable under the terms of the Currency MITTS.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated negative changes in our credit ratings prior to the maturity date may adversely affect the market value of Currency MITTS. However, because your return on Currency MITTS depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Exchange Rate Measure, an improvement in our credit ratings will not reduce the other investment risks related to Currency MITTS.

You must rely on your own evaluation of the merits of an investment linked to the applicable Exchange Rate Measure. In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in an Exchange Rate Measure or the relevant currencies, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Exchange Rate Measure may at any time have significantly different views from our views and the views of these entities. You are encouraged to derive information concerning an Exchange Rate Measure or any relevant currencies from multiple sources, and you should not rely on our views or the views expressed by these entities.

The costs of developing, hedging, and distributing Currency MITTS are reflected in the initial offering price, and will not be reflected in secondary market prices. In determining the economic terms of Currency MITTS, and consequently the potential return on Currency MITTS to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering Currency MITTS. In structuring the economic terms of Currency MITTS, we seek to provide you with what we believe to be commercially reasonable terms and to provide MLPF&S or any other applicable agent with compensation for its services in developing the securities. The price, if any, at which you could sell your Currency MITTS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of Currency MITTS, namely the underwriting discounts paid in respect of Currency MITTS and other costs associated with Currency MITTS, and compensation for developing and hedging Currency MITTS. The quoted price of any agent or broker dealer, or the listed price in the case of listed Currency MITTS, could be higher or lower than the Original Offering Price.

Assuming there is no change in the value of the applicable Exchange Rate Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Currency MITTS in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discounts paid with respect to, and the development and hedging costs associated with, Currency MITTS.

We cannot assure you that a trading market for Currency MITTS will ever develop or be maintained. Unless otherwise set forth in the applicable term sheet, we will not list Currency MITTS on any securities exchange. Even if an application is made to list your Currency MITTS, we cannot assure you that the application will be approved or that your Currency MITTS will be listed and, if listed, that they will remain listed for the entire term of Currency MITTS. We cannot predict how Currency MITTS will trade in any secondary market, or whether that market will be liquid or illiquid. You should be aware that the listing of

Currency MITTS on any securities exchange will not necessarily ensure that a trading market will develop for Currency MITTS, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for Currency MITTS will depend on our financial performance and other factors, including changes in the value of the Exchange Rate Measure. The number of potential buyers of your Currency MITTS in any secondary market may be limited. We anticipate that one or more of the agents will act as a market-maker for Currency MITTS that it offers, but none of them is required to do so. Any such agent may discontinue its market-making activities as to any series of Currency MITTS at any time. To the extent that an agent engages in any market-making activities, it may bid for or offer any series of Currency MITTS. Any price at which an agent may bid for, offer, purchase, or sell any Currency MITTS may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which those Currency MITTS might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any series of Currency MITTS, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which those Currency MITTS could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Exchange Rate Measure prior to the calculation day or Averaging Dates. Changes in the value of the Exchange Rate Measure during the term of Currency MITTS before the applicable calculation day or the applicable Averaging Dates, will not be reflected in the calculation of the Redemption Amount. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Settlement Value. No other values of the Exchange Rate Measure will be taken into account. As a result, you may receive a Redemption Amount that is not significantly higher than the Minimum Redemption Amount (or in the case of Currency MITTS that have a Minimum Redemption Amount that is less than the Original Offering Price, a Redemption Amount that is less than the Original Offering Price of your Currency MITTS), even if the value of the Exchange Rate Measure has increased at certain times during their term before decreasing to a value below the Starting Value as of the relevant dates.

If your Currency MITTS are based on an Average Value calculation, the use of an Average Value calculation instead of an Ending Value calculation to determine the Redemption Amount could reduce the amount that you receive at maturity. If your Currency MITTS are based on an Average Value calculation, because the Redemption Amount will be based on the average of the values of the Exchange Rate Measure over a specified number of Averaging Dates, as set forth in the applicable term sheet, you may not receive more than the Minimum Redemption Amount even if the value of the Exchange Rate Measure increases during one or more periods prior to an Averaging Date, or if the value of the Exchange Rate Measure on the final Averaging Date exceeds the Starting Value. See “Description of Currency MITTS—Payment at Maturity—Currency MITTS Based on an Average Value Calculation.”

A significant increase in the value of the Exchange Rate Measure after the issuance of the Currency MITTS may be substantially or entirely offset by subsequent decreases in the value of the Exchange Rate Measure during the term of the Currency MITTS. Further, a high value of the Exchange Rate Measure on one or more Averaging Dates, including on the final Averaging Date, may be substantially or entirely offset by a low value of the Exchange Rate Measure on one or more other Averaging Dates. In particular, if the value of the Exchange Rate Measure generally increases over the term of the Currency MITTS, then the Redemption Amount will be lower, and could be materially lower, than would be the case if only the value at maturity were used to calculate the Redemption Amount.

If the Exchange Rate Measure to which your Currency MITTS are linked is a Basket, changes in one or more exchange rates in the Basket may be offset by changes in one or more other exchange rates in the Basket. If the Exchange Rate Measure to which your Currency MITTS are linked consists of a Basket, a change in one or more of the applicable exchange rates may not correlate with changes in one or more of the other applicable exchange rates. At a time when the value of one or more of the relevant currencies changes, the value of the other currencies may not change as much, or may even change in the opposite direction. Therefore, in calculating the Settlement Value as of the applicable dates, changes in the values of one or more of the relevant currencies may be moderated, or wholly offset, by lesser changes or changes in the opposite direction, in the values of the other relevant currencies. If the weightings of the applicable exchange rates are not equal, changes in the exchange rates which are more heavily weighted could have a disproportionately adverse impact upon Currency MITTS.

If you attempt to sell Currency MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your Currency MITTS redeemed prior to maturity. If you wish to liquidate your investment in Currency MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your Currency MITTS or no market at all. Even if you were able to sell your Currency MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of Currency MITTS from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Exchange Rate Measure. Because the Redemption Amount is tied to the Settlement Value, determined by reference to the values of the Exchange Rate Measure on the applicable calculation day or on the applicable Averaging Dates, we anticipate that the market value of Currency MITTS at any time will depend substantially on the applicable exchange rates. These exchange rates will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets and the foreign exchange markets generally. Even if the value of the Exchange Rate Measure increases after the applicable pricing date, if you are able to sell your Currency MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the applicable exchange rates will continue to fluctuate until the Settlement Value is determined. If you sell your Currency MITTS when the value of the Exchange Rate Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the Original Offering Price of your Currency MITTS. In general, the market value of Currency MITTS will decrease as the value of the Exchange Rate Measure decreases, and increase as the value of the Exchange Rate Measure increases. However, as the value of the Exchange Rate Measure increases or decreases, the market value of Currency MITTS is not expected to increase or decrease at the same rate. In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed that Capped Value, we do not expect that Currency MITTS will trade in any secondary market at a level above that Capped Value.

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Exchange Rate Movements and Volatility. Foreign exchange rates represent the number of units of an underlying currency for which one unit of a base currency can be exchanged. The value of an exchange rate increases when an underlying currency depreciates relative to the applicable base currency, and decreases when an underlying currency appreciates relative to that base currency. Changes in and the volatility of the applicable exchange rates could have a negative impact on the market value of Currency MITTS.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States and the foreign countries in which the relevant currencies are issued or used, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect the foreign exchange markets generally, may affect the value of the Exchange Rate Measure and the value of Currency MITTS.

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Interest Rates. We expect that changes in interest rates will affect the market value of Currency MITTS. In general, if U.S. interest rates increase, we expect, but cannot provide any assurances, that the market value of Currency MITTS will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of Currency MITTS will increase. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the Currency MITTS. The level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Exchange Rate Measure or the relevant currencies, and, thus, the market value of Currency MITTS may be adversely affected. Increases or decreases in interest rates in the countries in which each base currency and each underlying currency are issued or used may affect the economies of these countries, and in turn, the respective exchange rates, which may adversely affect the market value of Currency MITTS. In addition, increases or decreases in the level of interest rates in the country that issued the base currency which are greater than or less than those of the country that issued the underlying currency may also adversely impact each applicable exchange rate, and therefore, the value of Currency MITTS.

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Our Financial Condition and Creditworthiness. Our perceived creditworthiness, including any increases in our in the spread between the yield on our securities and the yield on U.S. Treasury securities (our “credit spreads”) and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of the Currency MITTS. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the Currency MITTS. However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of the Currency MITTS.

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Time to Maturity. There may be a disparity between the market value of Currency MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of Currency MITTS will approach the expected Redemption Amount to be paid at maturity.

Our purchases and sales, and those of the agents, may affect your return. We, the agents, and our respective affiliates may from time to time buy or sell the relevant currencies or futures or options contracts on those currencies for our own or their own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under Currency MITTS. These transactions could affect the applicable exchange rates and, in turn, the value of the Exchange Rate Measure in a manner that could be adverse to your investment in Currency MITTS. Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of an Exchange Rate Measure or the value of the relevant currencies.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you. We, the agents, and our respective affiliates may engage in trading activities related to the Exchange Rate Measure and the relevant currencies that are not for your account or on your behalf. We, the agents, and our respective affiliates from time to time may buy or sell the relevant currencies or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under Currency MITTS. We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Exchange Rate Measure. These trading and underwriting activities could affect the Exchange Rate Measure in a manner that would be adverse to your investment in Currency MITTS.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount due on the maturity date. We may seek competitive terms in entering into the hedging arrangements for Currency MITTS, but are not required to do so. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the Currency MITTS and the applicable Exchange Rate Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

These hedging transactions may be entered into on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under Currency MITTS. These activities could increase the value of the Exchange Rate Measure on the applicable pricing date.

In addition, from time to time during the term of each series of Currency MITTS and in connection with the determination of the Settlement Value, we, the agents, and our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We, the agents, and our respective affiliates, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular series of Currency MITTS. We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of Currency MITTS increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in your Currency MITTS and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers or their other customers, and in accounts under our management or under their management. These trading activities, if they influence the Exchange Rate Measure or secondary trading in your Currency MITTS, could be adverse to your interests as a beneficial owner of Currency MITTS.

Our hedging activities, and those of the agents, may affect your return at maturity and the market value of Currency MITTS. We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Exchange Rate Measure. Accordingly, these hedging activities may increase or decrease the market value of your Currency MITTS on the applicable calculation day or on one or more of the applicable

Averaging Dates, and the applicable Redemption Amount. In addition, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in Currency MITTS. We, the agents, and our respective affiliates may hold or resell Currency MITTS. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. Although we have no reason to believe that any of those activities will have a material impact on the value of the Exchange Rate Measure, we cannot assure you that these activities will not affect the value of the Exchange Rate Measure and the market value of your Currency MITTS prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent. We may be the calculation agent or act as joint calculation agent for Currency MITTS and, as such, will determine the Weighted Returns, the Settlement Value, and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether the value of an exchange rate can be obtained on a particular calculation day or Averaging Date, as applicable, in connection with judgments that the calculation agent would be required to make if an exchange rate is not quoted on a calculation day or Averaging Date or the calculations related to the discontinuance of any underlying currency. The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for Currency MITTS. As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your Currency MITTS. The exercise of this discretion by the calculation agent could adversely affect the value of your Currency MITTS and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return at maturity and the market value of Currency MITTS” above.

U.S. taxpayers holding Currency MITTS with a maturity of more than one year will be required to pay taxes on their Currency MITTS each year and any gain recognized in respect of the Currency MITTS will generally be ordinary income. Currency MITTS with a maturity of more than one year will generally be reported as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of such Currency MITTS based on the comparable yield for your Currency MITTS, even though the comparable yield may exceed the rate at which interest, if any, is actually paid on your Currency MITTS. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale or maturity of such Currency MITTS will be ordinary income. If you are a secondary purchaser of such Currency MITTS, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further discussion, please review the section entitled “Material U.S. Federal Income Tax Considerations” below.

Risks Relating to the Exchange Rate Measure

The Redemption Amount will depend on the applicable exchange rates, which are affected by many complex factors outside of our control. The level of any exchange rate may be affected by complex political and economic factors. Each exchange rate is at any moment a result of the supply and demand for the applicable base currency relative to its applicable underlying currency, and changes in an exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country of each underlying currency or base currency, including economic, financial, regulatory, social, and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in those countries, all of which are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments in those countries and other countries important to international trade and finance.

Certain relevant information relating to the countries that have issued one or more of the relevant currencies may not be as well known or as rapidly or thoroughly reported in the U.S. as is comparable information relating to the U.S. economy. You should be aware of the possible lack of availability of important information that can affect the value of the applicable currencies, particularly relative to the U.S. dollar, and you may need to make special efforts to obtain that information on a timely basis.

The Exchange Rate Measure could be affected by the actions of the applicable governments. Foreign exchange rates either can be fixed by sovereign governments or they may be floating. Exchange rates of most economically developed nations and many developing nations are permitted to fluctuate in value relative to other currencies. However, governments sometimes do not allow their currencies to float freely in response to economic forces. The applicable governments may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter an exchange rate or relative exchange characteristics by devaluating or revaluating that currency. As a result, a special risk in purchasing Currency MITTS is that their liquidity, market value, and Redemption Amount could be affected by the actions of those governments, which could change or interfere with otherwise freely determined currency valuation, fluctuations in response to other market forces, and the movement of such currencies across borders. Unless otherwise set forth in the applicable term sheet, there will be no adjustment or change in the terms of your Currency MITTS in the event that an exchange rate should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting any relevant currency (except for the limited instance of the issuance of a replacement currency, as more fully described below in the section entitled “Description of Currency MITTS—Successor Currencies”).

Even though currencies trade around-the-clock, Currency MITTS will not trade around-the-clock and the prevailing market prices for Currency MITTS may not reflect the underlying exchange rates. The interbank market in foreign currencies is a global, around-the-clock market, which will not be the case for Currency MITTS. The hours of trading for your Currency MITTS will not conform to the hours during which any applicable currency is traded. Significant price and rate movements may take place in the applicable foreign exchange markets that will not be reflected immediately in the market price of your Currency MITTS. The possibility of these movements should be taken into account in relating the value of your Currency MITTS to movements occurring in the applicable foreign exchange markets.

There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information. However, this information will not necessarily be reflected in the value of the applicable exchange rates used to calculate the Redemption Amount. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for you to obtain timely, accurate data about the state of the applicable foreign exchange markets.

Suspensions or disruptions of market trading in the applicable currencies may adversely affect the value of Currency MITTS. The currency markets are subject to temporary distortions and other disruptions due to a variety of factors. These factors include government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators. Any of these factors could impact the value of the applicable currencies and, therefore, adversely affect the value of Currency MITTS.

Other Risk Factors Relating to the Exchange Rate Measure

The applicable term sheet may set forth additional risk factors as to the Exchange Rate Measure that you should review prior to investing in Currency MITTS.

USE OF PROCEEDS

We will use the net proceeds we receive from each sale of Currency MITTS for the purposes described in the prospectus supplement under “Use of Proceeds and Hedging.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under Currency MITTS.

DESCRIPTION OF CURRENCY MITTS

General

Each series of Currency MITTS will be part of a series of medium-term notes entitled “Global Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of Currency MITTS supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Medium-Term Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each series of Currency MITTS will be set forth in the applicable term sheet. Currency MITTS will mature on the date set forth in the applicable term sheet. We cannot otherwise redeem Currency MITTS prior to the maturity date. Prior to the applicable maturity date, Currency MITTS are not repayable at the option of any holder. Currency MITTS are not subject to any sinking fund.

Unless otherwise specified in the applicable term sheet, we will not pay interest on Currency MITTS.

We will issue Currency MITTS in the denominations of whole units, each with a specified Original Offering Price. The CUSIP number for each series of Currency MITTS will be set forth in the applicable term sheet. You may transfer Currency MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of Currency MITTS, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of Currency MITTS that you hold, denominated in U.S. dollars. Unless the applicable term sheet provides otherwise, the Redemption Amount will be calculated as follows:

•	If the Settlement Value is greater than the Starting Value, then the Redemption Amount will equal the greater of:

(i) Minimum Redemption Amount; and

•	If the Settlement Value is equal to or less than the Starting Value, then the Redemption Amount will equal the greater of:

(i) Minimum Redemption Amount; and

Each of the “Minimum Redemption Amount” and the “Base Value” will be a dollar value per unit set forth in the applicable term sheet, each of which may be less than, equal to, or greater than, the Original Offering Price.

The “Participation Rate” represents the extent to which the upside performance of Currency MITTS is affected by the upside performance of the Exchange Rate Measure. The Participation Rate may be less than, equal to, or greater than 100%. Unless otherwise set forth in the applicable term sheet, the Participation Rate will be 100%, such that the upside performance of Currency MITTS will not be leveraged.

In no event will the Redemption Amount be less than the Minimum Redemption Amount. If the applicable term sheet provides that your Currency MITTS can pay less than 100% of their principal amount at maturity, you may receive a Redemption Amount that is less than the Original Offering Price of your Currency MITTS. Further, if a “Capped Value” is described in the applicable term sheet, then in no event will the Redemption Amount for each unit exceed the Capped Value. We will determine the applicable Capped Value, if any, and/or the Participation Rate on the pricing date of each series of Currency MITTS, and will specify these terms in the applicable term sheet. Your term sheet will set forth examples of payments at maturity based on hypothetical Settlement Values, the Capped Value (if applicable), and the impact of the Participation Rate.

The Starting Value and the Settlement Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be equal to 100.

We will assign each exchange rate a weighting (an “Exchange Rate Weighting”) so that each exchange rate represents a percentage of the Starting Value on the pricing date, as follows:

•	If the Exchange Rate Measure consists of a single exchange rate, its Exchange Rate Weighting will be 100%.

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If the Exchange Rate Measure is a Basket, then the sum of each Exchange Rate Weighting will equal 100%. We may assign equal Exchange Rate Weightings to the applicable exchange rates in a Basket, or we may assign unequal Exchange Rate Weightings to them.

In each case, the Exchange Rate Weightings will be set forth in the applicable term sheet. The Exchange Rate Weightings will be fixed, and will not change during the term of Currency MITTS.

Settlement Value

Unless otherwise specified in the applicable term sheet, the “Settlement Value” may be determined in one of the following ways:

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the Settlement Value may be determined based upon the value of the Exchange Rate Measure on the calculation day (as defined below) shortly before the maturity date of your Currency MITTS (an “Ending Value” calculation); or

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the Settlement Value may be determined based upon the average value of the Exchange Rate Measure over a specified number of Averaging Dates (as defined below) over the term of your Currency MITTS (an “Average Value” calculation).

The applicable term sheet will specify whether the Settlement Value for your Currency MITTS will be determined on the basis of an Ending Value calculation or an Average Value calculation. If your Currency MITTS are based on an Ending Value calculation, your term sheet may refer to the Settlement Value as the “Ending Value.” If your Currency MITTS are based on an Average Value calculation, your term sheet may refer to the Settlement Value as the “Average Value.”

Currency MITTS Based on an Ending Value Calculation

Unless otherwise specified in the applicable term sheet, the “Settlement Value” will equal the value of the Exchange Rate Measure on the calculation day. The value of the “Exchange Rate Measure” will equal (i) 100 plus (ii) the sum of (a) 100 times (b) the Weighted Return for each applicable exchange rate.

Unless otherwise set forth in the applicable term sheet, an Exchange Rate Measure will increase as the value of the sum of the Weighted Returns increases, and will decrease as the value of the sum of the Weighted Returns decreases.

The “calculation day” will be a business day (as defined below), a Currency Business Day (as defined below), or a day which is both a business day and a Currency Business Day. The calculation day will occur shortly before the maturity date. The applicable term sheet will set forth the applicable definition for the calculation day.

The “Weighted Return” with respect to an exchange rate will be determined by the calculation agent using one of the following formulas:

The applicable formula will depend upon the market convention used for quoting the applicable exchange rate, and the terms of the applicable Currency MITTS, and will be set forth in the applicable term sheet.

Unless otherwise set forth in the applicable term sheet, the formulas in (a) and (b) above will result in the Weighted Return being negative when the value of the underlying currency appreciates relative to the base currency, and being positive when the value of the underlying currency depreciates relative to the base currency. Unless otherwise set forth in the applicable term sheet, the formulas in (c) and (d) above will result in the Weighted Return being positive when the value of the underlying currency appreciates relative to the base currency and being negative when the value of the underlying currency depreciates relative to the base currency.

Unless otherwise set forth in the applicable term sheet, the “Initial Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the pricing date.

The “Settlement Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the calculation day. If your Currency MITTS are based on an Ending Value calculation, your term sheet may refer to the “Settlement Exchange Rate” as the “Final Exchange Rate.”

A “business day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York, New York or London are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

A “Currency Business Day,” unless otherwise set forth in the applicable term sheet, means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in any of the countries which issue the applicable currency are authorized or required by law, regulation, or executive order to close and those banks are open for dealing in foreign exchange and foreign currency deposits.

Unless otherwise set forth in the applicable term sheet, if the calculation agent determines that the scheduled calculation day is not a business day and/or a Currency Business Day, as applicable, by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the Settlement Value on the next applicable business day and/or Currency Business Day, as applicable. If no such days occur prior to the second scheduled business day before the maturity date of the Currency MITTS, the Settlement Value will be determined (or, if not determinable, estimated) by the calculation agent on that day in a manner which the calculation agent considers commercially reasonable under the circumstances.

Currency MITTS Based on an Average Value Calculation

Unless otherwise specified in the applicable term sheet, the “Settlement Value” will be the arithmetic average of the values of the Exchange Rate Measure over a specified number of Averaging Dates over the term of your Currency MITTS, as set forth in the applicable term sheet.

“Averaging Dates” mean the calculation days occurring at intervals over the term of your Currency MITTS, specified as such in the applicable term sheet. Averaging Dates may occur annually, semi-annually, quarterly, monthly, or at such other intervals as will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, the “Settlement Exchange Rate” will be the average value of an exchange rate over a specified number of Averaging Dates over the term of your Currency MITTS, as set forth in the applicable term sheet. The value of the Exchange Rate Measure and the value of the Weighted Return with respect to an exchange rate will be determined by the calculation agent using the formulas described above under “—Currency MITTS Based on an Ending Value Calculation.” If your Currency MITTS are based on an Average Value calculation, your term sheet may refer to the “Settlement Exchange Rate” as the “Average Exchange Rate.”

If your Currency MITTS tracks an investment in the “best-of” two or more sets of Exchange Rate Measures and the Average Value calculation applies, the “Settlement Value” will be determined based upon the Exchange Rate Measure that has the highest Settlement Value based on the average value of the Exchange Rate Measure over the specified number of Averaging Dates, as described in the applicable term sheet.

If the calculation agent determines that any scheduled Averaging Date is not a business day and/or a Currency Business Day, as applicable, by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will determine the value of the Exchange Rate Measure on the next applicable business day and/or Currency Business Day, as applicable. If no such days occur prior to the earlier to occur of (i) the tenth scheduled business day and/or Currency Business Day, as applicable, (ii) the scheduled business day and/or Currency Business Day, as applicable, immediately prior to the next scheduled Averaging Date, and (iii) the second scheduled Currency Business Day prior to the maturity date, as applicable, the value will be determined (or, if not determinable, estimated) by the calculation agent on that day in a manner which the calculation agent considers commercially reasonable under the circumstances.

Determination of Exchange Rates

The applicable exchange rates on the pricing date and on a particular calculation day or Averaging Date, as applicable, will be determined by the calculation agent in the manner specified in the applicable term sheet.

Unless otherwise set forth in the applicable term sheet, the “Initial Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the pricing date.

The “Settlement Exchange Rate” will equal the value of the applicable exchange rate, as determined by the calculation agent, at the specified time (as set forth in the applicable term sheet) on the calculation day. If your Currency MITTS are based on an Ending Value calculation, your term sheet may refer to the “Settlement Exchange Rate” as the “Final Exchange Rate.”

Successor Currencies

If a base currency applicable to your Currency MITTS is replaced by a successor monetary unit (the “New Currency”) as the legal tender of the base currency’s country or jurisdiction, the calculation agent will, when determining the applicable Weighted Return, calculate the applicable Settlement Exchange Rate by using the exchange rate of the applicable underlying currency relative to the New Currency on the calculation day or the Averaging Date, as applicable, multiplied by a fraction, the numerator of which will be “1” and the denominator of which will be the number of units of the applicable base currency represented by one unit of the New Currency. Conversely, in the event an underlying currency applicable to your Currency MITTS is replaced by a New Currency, the calculation agent will, when determining the applicable Weighted Return, calculate the Settlement Exchange Rate by using the exchange rate of the New Currency relative to the applicable base currency on the calculation day or the Averaging Date, as applicable, multiplied by the number of units of the applicable underlying currency represented by one unit of the New Currency. No other changes will be made to the terms of your Currency MITTS as a result of such replacement.

As an example of the calculation described above, if a base currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that base currency, the Settlement Exchange Rate would be calculated by using the applicable exchange rate of the applicable underlying currency (relative to the New Currency) multiplied by 1/1,000.

Alternatively, if an underlying currency is replaced by a New Currency, and one unit of the New Currency has a value equal to 1,000 units of that underlying currency, the Settlement Exchange Rate would be calculated by using the applicable exchange rate of the New Currency (relative to the applicable base currency) multiplied by 1,000.

If a base currency or an underlying currency is replaced by two or more currencies, the calculation agent may select as the New Currency the currency resulting from that division (or a basket of two or more currencies resulting from that division) that it determines in good faith to be commercially reasonable under the circumstances, and may make such other adjustments to the terms of the notes as it determines to be appropriate to reflect that event.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding Currency MITTS as described in this product supplement, including determinations regarding the Weighted Returns, the Settlement Value, the value of the exchange rates, the Redemption Amount, any New Currencies, business days, and Currency Business Days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates (including MLCS) to act as the calculation agent for Currency MITTS. Alternatively, we and MLPF&S or one of its affiliates (including MLCS) may act as joint calculation agents for MITTS. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. We may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

Currency MITTS will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of Currency MITTS in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as Currency MITTS are maintained in book-entry form.

Events of Default and Acceleration

Unless otherwise set forth in the applicable term sheet, if an event of default, as defined in the senior indenture, with respect to any series of Currency MITTS occurs and is continuing, the amount payable to a holder of Currency MITTS upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if Currency MITTS matured on the date of acceleration. However, if your Currency MITTS are based on an Average Value Calculation, only the Averaging Dates that occurred prior to the Event of Default shall be used to determine the Settlement Value, with the average based on the applicable number of such Averaging Dates.

If a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to us, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above. In case of a default in payment of Currency MITTS, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the Currency MITTS will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, your Currency MITTS will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of MITTS. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described under the heading “Plan of Distribution” beginning on page S-112 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of Currency MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase Currency MITTS.

No agent is acting as your fiduciary or advisor solely as a result of the making of any offering of the Currency MITTS, and you should not rely upon this product supplement, prospectus supplement, prospectus or any term sheet as investment advice or a recommendation to purchase any Currency MITTS. You should make your own investment decision regarding Currency MITTS after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any Currency MITTS after their initial sale solely for the purpose of providing investors with the description of the terms of Currency MITTS that were made available to investors in connection with the initial distribution of Currency MITTS. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Barclays Bank PLC or for any purpose other than that described in the immediately preceding sentence.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. This discussion applies to you only if you hold your Currency MITTS as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Currency MITTS as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells Currency MITTS as part of a wash sale for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any particular offering of Currency MITTS may also have features or terms that cause the U.S. federal income tax treatment of such Currency MITTS to differ materially from the discussion below. If such features are applicable to any particular offering of Currency MITTS, the applicable term sheet will so state and discuss the U.S. federal income treatment of that offering. This discussion also assumes that each offering of Currency MITTS will be issued according to procedures that will allow all Currency MITTS in that offering to be treated, under relevant U.S. Treasury Regulations, as part of the same “issue.” In addition, the opinion of our counsel referenced below will only apply to a particular offering of Currency MITTS if it is so stated in the applicable term sheet. Accordingly, you should carefully review the section of the applicable term sheet entitled “Material U.S. Federal Income Taxation Considerations”.

This discussion deals only with Currency MITTS that are due to mature no more than 30 years from their date of issue. In addition, in the absence of a statement to the contrary in the applicable term sheet, this disclosure applies only to the U.S. federal income tax treatment of Currency MITTS with a Minimum Redemption Amount that is equal to or greater than 90% of their issue price. Furthermore, this discussion only addresses Currency MITTS with a term of more than one year. For a discussion of the U.S. federal income tax consequences of acquiring, holding and disposing of Currency MITTS with a term of one year or less, please refer to the applicable term sheet.

If a partnership holds Currency MITTS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Currency MITTS should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in Currency MITTS.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in Currency MITTS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except as noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Withholding” below, this discussion is only applicable to you if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of Currency MITTS and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL, OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE CURRENCY MITTS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE CURRENCY MITTS ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE CURRENCY MITTS, INCLUDING THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC, Currency MITTS with a term of more than one year will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Currency MITTS will not be foreign currency denominated debt instruments because the “predominant” currency of the Currency MITTS is the U.S. dollar. Accordingly, we will treat the Currency MITTS as being denominated in U.S. dollars, and we will treat payments on the Currency MITTS determined by reference to the performance of the Exchange Rate Measure as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under these rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your Currency MITTS, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your Currency MITTS (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. The projected payment schedule will include, if applicable, the rate at which interest, if any, will be paid on the Currency MITTS. These rules will generally have the effect of requiring you to include amounts in income in respect of the Currency MITTS prior to your receipt of cash attributable to that income.

Barclays Bank PLC will provide the comparable yield and projected payment schedule for the Currency MITTS in the applicable term sheet. The amount of interest that you will be required to include in income in each accrual period for the Currency MITTS will equal the product of the adjusted issue price for the Currency MITTS at the beginning of the accrual period and the comparable yield for the

Currency MITTS for such period. The adjusted issue price of the Currency MITTS generally will equal the Original Offering Price for the Currency MITTS plus any interest that has accrued on the Currency MITTS (under the rules governing contingent payment debt instruments) less any noncontingent interest payments that have been made on the Currency MITTS and the projected amount of any contingent payments previously made on the Currency MITTS.

In addition to accruing interest income in accordance with the comparable yield provided by Barclays Bank PLC, you will be required to make adjustments (as described below) if the actual amount you receive in any taxable year differs from the projected payment schedule provided by Barclays Bank PLC.

If, during any taxable year, you receive actual payments with respect to your Currency MITTS that, in the aggregate, exceed the total amount of projected payments for that taxable year, you will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. You will treat a net positive adjustment as additional interest income in that taxable year.

If you receive in a taxable year actual payments with respect to the Currency MITTS that, in the aggregate, are less than the amount of projected payments for that taxable year, you will incur a “net negative adjustment” under the contingent payment debt instrument regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce your interest income on the Currency MITTS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Currency MITTS during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the Currency MITTS or to reduce the amount realized on a sale of the Currency MITTS. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

You are required to use the comparable yield and projected payment schedule provided by Barclays Bank PLC in determining your interest accruals in respect of the Currency MITTS, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Currency MITTS, and we make no representations regarding the amount of contingent payments with respect to the Currency MITTS. Any Internal Revenue Service Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

If the return payable on an offering of Currency MITTS becomes fixed on a day that is more than 6 months before the maturity date of that offering of Currency MITTS, applicable Treasury regulations provide that holders make positive or negative adjustments over period to which they relate in a reasonable manner. Although not entirely clear, we think it would be reasonable for an initial holder of Currency MITTS whose return becomes fixed at zero to make such adjustments by (i) recognizing a net ordinary loss equal to any interest previously accrued on the Currency MITTS and (ii) not accruing any additional interest over the term of such Currency MITTS. Thereafter, Currency MITTS will not be subject to the general rules governing contingent payment debt obligations, and any gain or loss you recognize from a subsequent sale of such Currency MITTS (other than income attributable to a positive adjustment that you have not yet taken into income) should generally be characterized as capital gain or loss.

Secondary Purchasers. If you purchase Currency MITTS for an amount that differs from the Currency MITTS’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Currency MITTS and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If your Currency MITTS are listed on an exchange, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of your Currency MITTS to the extent that the yield on the Currency MITTS, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for your Currency MITTS. The applicable U.S. federal rate will be (i) the U.S. federal short-term rate if your Currency MITTS are expected to mature within three years of the date you purchase your Currency MITTS, (ii) the U.S. federal mid-term rate if your Currency MITTS are expected to mature more than three years but within nine years from the date you purchase your Currency MITTS, or (iii) the U.S. federal long-term rate if your Currency MITTS are expected to mature more than nine years from the date you purchase your Currency MITTS. These rates are published monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short-term, mid-term and long-term U.S. government obligations, respectively.

If you purchase Currency MITTS for an amount that is less than the adjusted issue price of the Currency MITTS, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the Currency MITTS to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Currency MITTS for an amount that is greater than the adjusted issue price of the Currency MITTS, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the Currency MITTS to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Internal Revenue Service Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Currency MITTS at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Internal Revenue Service Form 1099-OID.

Treatment Upon Sale or Maturity. You will recognize gain or loss upon the sale or maturity of the Currency MITTS in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the Currency MITTS. In general, your adjusted basis in the Currency MITTS will equal the amount you paid for the Currency MITTS, increased by the amount of interest you previously accrued with respect to the Currency MITTS (in accordance with the comparable yield for the Currency MITTS), increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Currency MITTS under the rules set forth above under “—Secondary Purchasers” and decreased by the amount of any noncontingent interest payment and the projected amount of any contingent payments previously made to you with respect to the Currency MITTS. Any gain you may recognize upon the sale or maturity of the Currency MITTS will be ordinary interest income. Any loss you may recognize upon the sale of the Currency MITTS will be ordinary loss to the extent the interest you included as income in the current or previous taxable years in respect of the Currency MITTS exceeded the total net negative adjustments you took into account as ordinary loss, and thereafter will be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize that ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Specified Foreign Financial Asset Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, and accordingly may include your Currency MITTS), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Currency MITTS.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include any net interest income it recognizes in respect of the Currency MITTS (including amounts recognized under the comparable yield and projected payment schedule) as well as its net gains from the sale or maturity of the Currency MITTS, unless such net interest income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Currency MITTS.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a U.S. person that recognizes a loss with respect to a debt security that is attributable to changes in the spot exchange rate of a foreign currency may be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Currency MITTS.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Currency MITTS. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

Foreign Account Tax Compliance Withholding. A 30% withholding tax will be imposed on certain payments to certain non-U.S. financial institutions that fail to comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. United States accountholders subject to such information reporting or certification requirements may include holders of the Currency MITTS. To avoid becoming subject to the 30% withholding tax on payments to them, we and other non-U.S. financial institutions may be required to report information to the Internal Revenue Service regarding the holders of the Currency MITTS and, in the case of holders who (i) fail to provide the relevant information, (ii) are non-U.S. financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the Currency MITTS directly or indirectly through such non-compliant non-U.S. financial institutions, withhold on a portion of payments under the Currency MITTS. Under final regulations issued by the Treasury Department, such withholding will not apply to payments made in respect of Currency MITTS issued before January 1, 2014. Regarding payments made in respect of Currency MITTS issued on or after January 1, 2014, such withholding will not apply to non-U.S. source payments made before January 1, 2017. However, the rules for the implementation of this legislation have not yet been finalized, so it is impossible to determine at this time what impact, if any, this legislation will have on holders of the Currency MITTS.

Information Reporting and Backup Withholding. Please see the discussion under “Certain U.S. Federal Income Tax Considerations – Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Currency MITTS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA,” with each such plan a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in Currency MITTS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”). The fiduciaries of plans subject to Similar Laws should also consider the foregoing and ensuing issues in general terms as well as any further issues arising under the applicable Similar Laws.

In addition, we, the agents and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA, or a disqualified person (within the meaning of the Code), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Currency MITTS are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the Currency MITTS are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the Currency MITTS. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the Currency MITTS may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Currency MITTS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Currency MITTS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Currency MITTS on behalf of or with plan assets of any Plan or any plan subject to Similar Laws or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the Currency MITTS on behalf of any Plan or with any assets of a Plan shall be deemed to represent on behalf of itself and such Plan that (x) the Plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the Currency MITTS, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

In addition, any purchaser, that is a Plan or a Plan Asset Entity or that is acquiring the Currency MITTS on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Currency MITTS that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the Currency MITTS, or as a result of any exercise by us or our affiliates of any rights in connection with the Currency MITTS, (b) no advice provided by us or any of our affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the Currency MITTS and the transactions contemplated with respect to the Currency MITTS, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the Currency MITTS is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such Currency MITTS and not a fiduciary to such purchaser. Purchasers of the Currency MITTS have exclusive responsibility for ensuring that their purchase, holding, and disposition of the Currency MITTS do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Currency MITTS on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.

In addition, in the case of Currency MITTS with a Minimum Redemption Amount that is less than 90% of their issue price, a term in excess of 30 years from their date of issue, or other characteristics, the applicable term sheet may discuss additional ERISA considerations and limitations that could be relevant to Plans and other benefit plan investors.